EXHIBIT 21.1

SUBSIDIARIES OF

THE FIRST BANCSHARES, INC.

The First Bank

(a Mississippi state-chartered bank)

The First Bancshares Statutory Trust 2

(Delaware statutory trust)

The First Bancshares Statutory Trust 3

(Delaware statutory trust)

FMB’S Capital Trust 1